5. Reflects a weighted average sale price of $3.59 per share, at<br />
prices ranging from $3.47 to $3.71 per share.<br />
 6. Reflects a weighted average sale price of $3.49 per share, at<br /> prices ranging from $3.43 to $3.56 per share.<br />
 7. Reflects a weighted average sale price of $3.44 per share, at<br /> prices ranging from $3.33 to $3.51 per share.<br />
